Exhibit 99.1

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
TDW - Q1 2015 Tidewater Inc Earnings Call

EVENT DATE/TIME: AUGUST 06, 2014 / 03:00PM GMT

OVERVIEW:
Co. reported 1Q15 diluted common EPS of $0.88.

C O R P O R A T E    P A R T I C I P A N T S

 Joe Bennett Tidewater Inc. - EVP & Chief IR Officer

 Jeff Platt Tidewater Inc. - President & CEO

 Quinn Fanning Tidewater Inc. - EVP & CFO

 Jeff Gorski Tidewater Inc. - EVP and COO

C O N F E R E N C E    C A L L    P A R T I C I P A N T S

 George O’Leary Tudor, Pickering, Holt & Company - Analyst

 Daniel Burke Johnson Rice & Company - Analyst

 Turner Holm RS Platou Markets - Analyst

 Matthias Detjen Morgan Stanley - Analyst

  P R E S E N T A T I O N

Operator

 Good morning. Welcome to the FY15 first-quarter earnings conference call. My name is Bakebba, and I will be your operator for today’s call.

(Operator Instructions)

Please note that this conference is being recorded. I will now turn the call over to Mr. Joe Bennett. Mr. Joe Bennett, you may begin.

 Joe Bennett - Tidewater Inc. - EVP & Chief IR Officer

 Thank you, Bakebba. Good morning everyone, and welcome to Tidewater’s first quarter FY15 earnings results conference call for the period ended June 30, 2014. I’m Joe Bennett, Tidewater’s Executive Vice President and Chief Investor Relations Officer, and I would like to thank you for your participation in our call this morning and your interest in Tidewater. With me this morning on the call are our President and CEO, Jeff Platt; Quinn Fanning, our Executive Vice President and CFO; Jeff Gorski, our Executive Vice President and Chief Operating Officer; and Bruce Lundstrom, our Executive Vice President, General Counsel, and Secretary.

We will follow our usual conference call format. Following these formalities, I’ll turn the call over to Jeff for his initial comments to be followed by Quinn’s financial review. Jeff will then provide some final wrap-up comments and we’ll then open the call for your questions.

During today’s conference call, Jeff, Quinn, I and other Tidewater management may make certain comments that are forward-looking statements and not statements of historical fact. I know that you understand that there are risks, uncertainties and other factors that may cause the Company’s actual future performance to be materially different from that stated or implied by any comment that we may make during today’s conference call. Additional information concerning the factors that could cause actual results to differ materially from those stated or implied by the forward-looking statements may be found in the risk factors section of Tidewater’s most recent form 10-K. With that, I’ll turn the call over to Jeff.

 Jeff Platt - Tidewater Inc. - President & CEO

 Thank you, Joe, and good morning to everyone. Last night, we reported fully diluted earnings per share for the first quarter of our Fiscal 2015 of $0.88, compared to $0.61 per share that we reported in the year-ago quarter. As Quinn will detail in a moment, adjusting for foreign exchange movements, our $382 million of vessel revenues in the quarter was at the top end of our previously provided guidance, as was our operating expenses of $217 million.

As we indicated in our last earnings call, we anticipated that this quarter would reflect good vessel revenue growth. Given that performance, which saw vessel revenues increase by 15% compared to last year’s fiscal first quarter and 5% from the previous quarter, our vessel cash operating margin for the quarter also improved, finishing in the middle of the range of our guidance that we had previously provided.

Our results for the quarter reflect solid operating performance, in line with our general expectations and in line with the continued growth in offshore activity. Our new vessel utilization for the quarter held at a solid level in the mid-80% range and included a number of vessel relocations. Likewise, our average vessel day rates on our new vessel fleet increased year over year (over 9%) and sequentially (over 7%), partially helped by mob and demob revenues that result from our global operating footprint and movement of vessels between regions.

As Quinn will detail shortly, we also made progress during the quarter by halting the increase and beginning to reduce the amount of working capital in our Angolan operations. As expected, we have much additional work to do over the coming quarters, but we are encouraged by the progress we are making.

I’ll remind everyone that the knock on effects of the new foreign exchange law in Angola is an industry challenge and not something that is unique to Tidewater.

We began this fiscal year on a solid safety note, having experienced no lost time accidents during the quarter, and a total recordable incident rate, or TRIR, of 0.17 per 200,000 man-hours worked. Both of these statistics reflect improved results from our solid safety performance last fiscal year.

Let me now turn the call over to Quinn to review the details of the quarter and how we see the near-term outlook. I’ll then return to discuss our outlook for the offshore market, including the OSV market`, and how Tidewater is uniquely positioned within this global market. Quinn?

 Quinn Fanning - Tidewater Inc. - EVP & CFO

 Thank you, Jeff. Good morning, everyone. As Jeff mentioned, we issued our earnings press release after the market closed last evening. We expect to file our quarterly report on form 10-Q through the EDGAR filing sometime before close of business today.

Turning to financial results, we reported diluted earnings per common share of $0.88 for the June quarter, which again is our first quarter of fiscal 2015. Results were flat relative to the March quarter, in which we also reported EPS of $0.88, and up 29% relative to the June quarter of fiscal 2014 in which we reported an adjusted EPS of $0.68 after adjusting for $0.07 in non-recurring costs, primarily related to the Troms acquisition.

Note that both vessel revenue and vessel operating expense for the June quarter, respectively, at $382 million and $217 million, were higher by plus $2 million as a result of exchange rate movements and specifically the depreciation of the US dollar relative to the commodity currencies, including the Aussie dollar, the Brazilian Real, and the Norwegian Kroner. The net impact of FX movements on vessel operating margin, at $500,000, was relatively modest.

Adjusting for FX effects, vessel revenues came in at the high end of the guidance range for the June quarter of $370 million to $380 million that I provided on our last earnings conference call. Vessel OpEx was likewise at the high end of the guidance range of $210 million to $215 million.

For reference, vessel revenue for the June quarter was up about 5% quarter over quarter, and up about 15% year over year. Operating costs were up about 5% quarter over quarter, and up about 11% year over year.

Below the vessel operating margin line, we also recorded a foreign exchange loss of approximately $1.3 million, which is again related to the weakening of the US dollar relative to the commodity currencies. In this case, it’s a quarter-end revaluation of certain non-USD denominated balance sheet accounts, including net working capital and our Norwegian Kroner-denominated debt.

General and administrative expense in the June quarter also reflects an approximate $1.2 million cost associated with re-valuing equity-based incentive compensation at quarter end, using a share price of $56.16, which was about 15% higher than both the price of Tidewater at the March 31 balance sheet date, and the price as of Tidewater as of today.

Other than FX movements and stock price volatility, the key drivers of financial results in the June quarter relative to the March quarter included successful contract start-ups from six vessels that were added to the fleet in the last couple of quarters, lower lost revenue due to vessels in dry dock and one additional day in the quarter. As Jeff noted, we also had a pretty good quarter in regards to paid mobilizations and de-mobilizations.

Non-technical off-hire, including the impact of vessel movements within or among our four reporting segments, was relatively consistent quarter to quarter with only our Asia/Pacific segment reporting a particularly unusual quarter over quarter trend in deepwater vessel utilization.

Specifically, Asia/Pac utilization was negatively impacted by gaps between projects in Australia.

Keep in mind that we only have nine deepwater vessels operating in the Asia/Pac region, or approximately 10% of Tidewater’s fleet. Nonetheless, we expect the trend observed in the June quarter to reverse itself in the September quarter and in subsequent quarters of FY15.

Overall utilization of the active fleet of 268 vessels, at approximately 84%, was off approximately 2 percentage points quarter over quarter, and average day rates, at approximately $18,700, were up about $1,200 quarter over quarter, $200 of which was attributable to lump sum mob and de-mob fees that were recognized in the June quarter. I’ll also note that the impact on average day rates of lump sum mob and de-mob fees was more pronounced in the deepwater class of vessels.

Deepwater average day rates, at approximately $31,100, were up about $1,300 quarter over quarter, $500 of which was attributable to lump sum mob and de-mob fees that were recognized in the June quarter. Keep in mind that the impact on average day rates of lump sum mobilization and demobilization fees, which are recurring, but difficult to forecast, as you update your models.

Our current expectation is that average deepwater day rates without the benefit of mob and de-mob fees will remain in the $30,000 to $31,000 area for the balance of fiscal 2015 and that average towing supply day rates will remain in the $15,000 to $16,000 area for the balance of the fiscal year.

In regards to vessel operating expenses, the quarter played out generally as expected with small positive variances in repair and maintenance expense generally being offset by negative variance in crew costs, particularly in the MENA region. The quarter over quarter trend of the MENA region relates to a newly implemented visa process for mariners in the Kingdom of Saudi Arabia. Our expectation is that the trend in crew costs in the KSA will somewhat reverse in the September quarter, though modestly higher-than-historical crew costs are likely a near- to intermediate-term reality in Saudi.

At 43%, vessel operating margin was within the guidance range provided on our last earnings conference call, of 42% to 45%. Otherwise, start-up losses in our subsea operations were consistent with expectations at approximately $3 million in the June quarter, including approximately $1 million each of G&A and depreciation expense.

Our effective tax rate for the quarter of 24% was also consistent with prior guidance.

Looking at our four geographic reporting segments, for the sub-Saharan Africa and Europe segment, which accounted for approximately 43% of consolidated first-quarter vessel revenue, vessel revenue was down about 1% quarter over quarter. Within the segment, the vessel revenue generated along the African coast was down approximately 3% quarter over quarter and the vessel revenue generated by the North Sea fleet was up approximately 13% quarter over quarter.

Overall utilization of active vessels in the Sub-Saharan Africa and Europe segment was 82% in the June quarter, which is down approximately 4 percentage points quarter over quarter. Average day rates for the sub-Saharan Africa and Europe segment, at $17,200, were up approximately 8% quarter over quarter, primarily reflecting improved pricing in the North Sea quarter over quarter, even if the summer season in the North Sea is turning out to be “less good” than most of us would have expected four to five months ago.

The Africa area has also experienced reasonable quarter over quarter day rate progression in the quarter just completed. Vessel revenue in the sub-Saharan Africa and Europe segment was up about 5% year over year, with the sub-Saharan Africa operations down about 6% year over year and the European operations up about 250% year over year, largely as a result of the Troms transaction, which was completed during the first quarter of fiscal 2014.

For the Americas segment, which accounted for approximately 31% of consolidated first-quarter vessel revenue, vessel revenue was up about 10% quarter over quarter. Utilization of active vessels in the Americas segment, at approximately 84%, was basically flat quarter over quarter, and average day rates, at approximately $22,400, were up about 3% quarter over quarter. Vessel revenue in the Americas segment was up about 33% year over year.

In the MENA segment, which accounted for approximately 15% of first quarter consolidated vessel revenue, vessel revenue was up about 14% quarter over quarter, reflecting in part the start-up of a new project in the Black Sea that Tidewater is supporting with a couple of large AHTS vessels.

Utilization of active vessels in MENA, at approximately 89%, was up about 3 percentage points quarter over quarter. And average day rates in MENA, at approximately $15,500, were up about 9% quarter over quarter, in part reflecting the just referenced vessel mix change in the region. Vessel revenue in the MENA segment was up about 35% year over year.

In the Asia/Pac region, which accounted for approximately 11% of first quarter consolidated vessel revenue, vessel revenue was up by about 6% quarter over quarter. Utilization of active vessels in Asia/Pac, at approximately 84%, was off about 1 percentage point quarter over quarter.

Average day rates, at approximately $22,100, were up about 2% quarter over quarter, reflecting, on average, one additional vessel working in Australia in the June quarter. Vessel revenue in the Asia/Pac segment was down about 6% year over year, primarily reflecting the offsetting effects of the smaller Tidewater footprint in Southeast Asia and a modestly larger one in Australia, at least relative to the first quarter of fiscal 2014.

Looking at relative profitability, vessel-level cash operating margin in the June quarter for the sub-Sahara African and Europe and Americas regions, were 46% and 47% of the respective vessel revenue. Vessel-level cash operating margin for MENA was approximately 41%, and vessel-level cash operating margin for the Asia/Pac segment was about 20%, largely reflecting a heavy dry dock schedule for Asia/Pac in 1Q. As mentioned earlier, overall vessel-level cash operating margin for the June quarter was approximately 43%.

Turning to our outlook, the September quarter should be a good quarter, with reasonably good growth in vessel revenue and an improvement in vessel-level cash operating margins, reflecting both anticipated revenue growth and lower repair and maintenance costs.

In this context, internal estimates currently peg the September quarter’s vessel revenue somewhere between $380 million and $390 million.

Likewise based on what we know today, vessel-related OpEx for the September quarter will probably again fall within a range of $210 million and $215 million.

Based on the vessel revenue and vessel OpEx guidance ranges provided, vessel-level cash operating margin should be somewhere in the 43% to 45% area in the September quarter.

General and administrative expenses should be in the area of $48 million to $50 million in the September quarter, inclusive of approximately $1 million of G&A related to our subsea services operation.

Overall, subsea services should generate a couple of million dollar loss for another quarter or two before achieving an expected cash break-even toward the end of our fiscal year.

Combined vessel lease and interest expense should be $19 million to $20 million in the September quarter, or basically flat relative to the June quarter.

If I may, I’d also like to share some insight on expected future gains or losses on asset dispositions. As you may be aware, Tidewater has entered into several vessel sale/lease arrangements over the last couple of years that generated a significant amount of deferred gains that are amortized through the “gains on asset dispositions, net” account over the lives of the respective leases.

Based on completed sale/lease transactions as of 6/30, we expect to recognize approximately $3 million a quarter of gains on asset dispositions from these leases without regard to other gains or losses on future possible asset dispositions. We wanted to clarify this for you for future modeling purposes.

As to an effective tax rate assumption for FY15, we are still assuming a 24% tax rate, excluding any discrete items.

Turning to financing and investment issues, cash flow from operations for the three months ended June 30 was approximately $31 million.

As of June 30, our net due from affiliate related to our Angolan operations was approximately $311 million, or down approximately $32 million quarter over quarter.

Cash collected by Tidewater from the Sonatide joint venture in the June quarter was approximately $91 million, which is a bit more than the $87 million of vessel revenue that was generated by our Angolan operations in the June quarter. Excess working capital tied to our Angolan operations has begun to stabilize and our expectations remain that it will trend downward as we progress through the fiscal year.

As to non-operating uses of cash, CapEx in the June quarter was a relatively modest $40 million, approximately one-third of which was funded by asset dispositions, including one sale lease transaction.

As to go-forward funding requirements, based on commitments at June 30, CapEx related to vessels under construction and vessel acquisitions for the remainder of FY15 is estimated at approximately $390 million, of which we expect to fund approximately $130 million in the September quarter.

Total unfunded capital commitments at June 30 were approximately $685 million. This total includes 33 vessel construction projects and two additional ROV commitments.

Total debt at June 30 was approximately $1.5 billion. Cash at June 30 was approximately $53 million and net debt to net book capital at 6/30 was a bit less than 35%. As previously reported, we have no significant debt maturities in fiscal 2015.

Total liquidity at 6/30 was approximately $650 million, including full availability under our $600 million, bank credit facility, which is available to the company until fiscal 2019.

And with that, I’ll turn the call back over to Jeff.

 Jeff Platt - Tidewater Inc. - President & CEO

 Thanks, Quinn.

Our financial results reflect continued solid operational performance within what we believe will be an extended, but at times choppy, offshore industry up cycle. We understand analysts’ and investors’ concerns about a potential slowdown in offshore drilling and how it may impact companies such as Tidewater, but we think that concern is somewhat overdone.

Over the past 18 months, a number of new offshore rigs have entered service, with about 200 more scheduled for delivery over the next 36 months. We have consistently stated that we don’t know how many of these new rigs will replace existing units in the offshore rig fleet, but we believe that a good number of the new rigs will be additive to the working drilling rig fleet. Additional working rigs mean more OSVs are needed to support those rigs.

As often happens when the offshore industry is expanding, there are times when deliveries of additional equipment outpace the growth in demand for that new equipment. I believe what we are seeing in the offshore market today is akin to indigestion, the symptoms of which are reflected by erosion in the drilling fleet utilization rate and a flattening, or possibly a decline, in the leading edge offshore rig day rates.

And while the offshore market’s digestion of newly delivered rigs may negatively impact the short-term earnings outlook for many rig owners (and it may even negatively impact the longer-term outlook for select rig owners), our read of supply/demand fundamentals of the OSV industry leads us to believe that the outlook for our business, both in the shorter term and in the longer-term, is relatively constructive. Today, the issues confronting the offshore drilling market are similar to past periods, when too many rigs entered the market too quickly.

Analysts and investors are likely correct in their view that there may be short-term supply/demand imbalance in the rig market. Our emphatic view, however, is that the imbalance is a function of too much supply, rather than any consequential reduction in demand for rigs, and by extension, the OSVs that support those rigs.

Provided activity levels in the overall offshore market remain stable or even grow modestly, and we believe this to be the case today, excess rig supply will be worked off through an increase in demand, a reduction in marketed supply or most likely some combination of the two. How long this process will take is more difficult to assess, but my guess is it will take 12 to 18 months for the rig market to find a new equilibrium.

In regards to the OSV market, we also recognize that there will be a meaningful number of OSVs that are expected to be delivered into the global marketplace during the same 36 month timeframe. Relative to the rig market, I would highlight two items.

First, we believe that the OSV industry is further along in withdrawing from active service the older OSVs that were built during the late 1970s/early 1980s that are simply not comparable to the new, large, more sophisticated vessels that our clients currently need and require. Just a few years ago, Tidewater was still operating a significant number of older OSVs, but as of the end of the June quarter we only had 10 active in our fleet.

Let me repeat that, at the end of the June quarter, we had 10 active older OSVs in our entire fleet worldwide.

While Tidewater has just a handful of traditional vessels to retire from its active fleet, it’s estimated that the entire global OSV population includes over 600 vessels whose age is well over 25 years that we believe will continue to exit the market as newer vessels are delivered.

Second, the number of new OSVs that are expected to be delivered into the market over the next few years is a smaller percentage of the current relevant global OSV fleet than it is the number of new rigs expected to be delivered as a percentage of the current working rig count.

As an order of magnitude, vessels under construction represent less than 20% of what we would consider to be the relevant OSV fleet, or as rigs under construction represent over 30% of the current working rig count. Undoubtedly, new OSV deliveries will also present challenges in certain markets, and, when possible, we try to make tactical adjustments in response to our assessment of regional market trends.

As an example, we have been cautious in regards to the US market for some time. Post Macondo and its after effects, demand has grown substantially in recent years and will likely continue to grow (at least modestly) in the quarters and years to come.

In our view, however, the number of new construction commitments for OSVs targeting the US market has created the potential for near to intermediate-term OSV market imbalance in the US Gulf of Mexico. In response to this concern, last year we lengthened the contract terms for our vessels operating in the US Gulf of Mexico during a strong domestic market.

More broadly, our large, young and diversified fleet and our unmatched global footprint provides us with a certain amount of financial protection, as well as ideal positioning for new business opportunities as they undoubtedly will develop. Our fleet of new, more capable vessels is in strong demand, so we expect our fleet utilization rate for the remainder of this fiscal year to remain relatively stable at current strong levels.

Our global operational footprint enables us to move vessels from weaker to stronger, and potentially more profitable, markets as we strive to meet the needs of our customers. You witnessed the benefit of our global footprint in the current quarter’s results as a healthy level of mob and de-mob revenue contributed to the increase in our vessel revenues and average vessel day rates.

Tidewater is uniquely positioned with a new, diversified vessel fleet and a vast global footprint with decades of international experience to better navigate current market conditions and capitalize on the offshore industry’s long-term growth. Since 2000, we have invested over $5 billion in new vessels, which has resulted in Tidewater operating the largest new fleet of OSVs in the industry.

Of our over 260 active vessels at June quarter end, only 21 are legacy vessels, of which, as previously stated, only 10 are OSVs and the remainder crew boats or offshore tugs. But more importantly, 96% of our vessel revenues this quarter came from our new vessel fleet of 245 ships that had an average age of less than seven years. As of quarter end, we had 33 additional new vessels under construction that will be joining our fleet in the future and will further strengthen our global franchise.

Our strong safety culture and commitment to compliance coupled with our strategic moves to enter the North Sea and the developing cold water offshore markets along with subsea sector, have us well positioned to capitalize on whatever future opportunities arise. We remain committed to building a stronger and financially more secure company that will continue to generate significant shareholder value.

We’re now ready to take your questions.

 Joe Bennett - Tidewater Inc. - EVP & Chief IR Officer

 Bakebba, if you could open up the lines for Q&A?

Q U E S T I O N    A N D    A N S W  E R

Operator

 (Operator Instructions)

George O’Leary, Tudor Pickering.

 George O’Leary - Tudor, Pickering, Holt & Company - Analyst

 Good morning, guys.

 Jeff Platt - Tidewater Inc. - President & CEO

 Good morning, George.

 George O’Leary - Tudor, Pickering, Holt & Company - Analyst

 Shallow water utilization was particularly strong on the quarter, especially in your Middle East/North African region and Asia Pacific. I was just curious to get your comments on the outlook for the remainder of the year? Whether utilization can stay that strong, and then keep utilization above 90%? Is there a potential for rate increases in this class of vessels in those regions?

 Jeff Platt - Tidewater Inc. - President & CEO

 George, we’ve been waiting to get traction on the rate increase for some time, and we’ve enjoyed relatively high utilization on that vessel class. I think the uptick was getting some vessels on to some contracts in the Middle East.

I can tell you we’re trying to move those day rates. But certainly, at that utilization, if the rest of the industry matches that -- and again, that’s the big question -- it certainly would allow us to move rates. We’re trying, but it has been pretty slow to get the traction in that.

 Quinn Fanning - Tidewater Inc. - EVP & CFO

 Perhaps just to supplement Jeff’s comments, George, the reported utilization for the towing supply fleet, company-wide, was a bit over 78% for the quarter. That number is obviously dragged down a bit by the handful of stacked vessels that we still have. The active utilization for the comparable towing supply fleet was about 85% in the June quarter, and we would expect the fiscal year to be at that mid-80%s level, and maybe even a little bit better on a quarter in, quarter out basis.

So you are right. What we are marketing is basically fully employed.

 George O’Leary - Tudor, Pickering, Holt & Company - Analyst

 Okay, that’s very helpful color.

And then on the labor costs inflation front, some of that sounds like -- or most of it sounds like it pertains to the visa issue in the Middle East. What do you guys think, just from an underlying labor inflation, maybe, as you look across the full market. How tight is that labor market? And is that what drives you to steer clear from saying that you’re confident you can push those crew costs down in the last three quarters of the fiscal year?

 Quinn Fanning - Tidewater Inc. - EVP & CFO

 One clarification point, first, is that the issue I referenced in the KSA is actually not a labor inflation issue, as much as it a duplicative crew issue. As we transition crews in the normal rotation process, we just are having more overlap than we’ve historically had. And hopefully, we’re going to work that kink out over the next couple of quarters. But at least a quarter or two, we would expect to see additional crew cost, but it’s a function of more bodies rather than higher rates.

 George O’Leary - Tudor, Pickering, Holt & Company - Analyst

 Great. That’s very helpful.

 Quinn Fanning - Tidewater Inc. - EVP & CFO

 In terms of global labor trends, I think one of the things that Tidewater uniquely benefits from is that we are exposed to some of the higher cost markets, notably the US Gulf of Mexico, Australia, Brazil, Angola, to some extent, but that’s not all of our operations. We have a decent spread, I guess, in Myanmar and other places that you don’t normally think of when you’re thinking of activity levels. And that tends to allow us to rein in, if you will, labor costs.

But one of the challenges that we’ve had on a global basis is certain classes of competency, and notably, the DP operators have had above trend inflation on a global basis, as more companies’ vessels and others are competing for the same competency sets.

 George O’Leary - Tudor, Pickering, Holt & Company - Analyst

 All right. Thanks very much.

 Joe Bennett - Tidewater Inc. - EVP & Chief IR Officer

 Thanks, George.

Operator

 Daniel Burke, Johnson Rice.

 Daniel Burke - Johnson Rice & Company - Analyst

 Yes. Good morning, guys.

 Jeff Platt - Tidewater Inc. - President & CEO

 Hi, Daniel.

 Daniel Burke - Johnson Rice & Company - Analyst

 Maybe one on the outlook. I know we had been looking for vessel level margins to head towards that 45% threshold in this -- looking forward through the remainder of this fiscal year.

In terms of the guidance for 43% to 45%, is crew cost -- is a little bit of increment of crew cost what would drive you closer to the 43% side of the guidance? Here in the near September quarter?

 Quinn Fanning - Tidewater Inc. - EVP & CFO

 Yes. I would say the range -- maybe to be precise, the range that I was providing in terms of margin was in regards to the September quarter. We’re certainly not throwing in the towel on mid-40%s margins for the balance of the year and the year overall.

But yes. Near term, we have the Saudi and other issues. But I would say, probably, if history is a guide, our ability to meet the mid-40%s levels or better will be a function more of our ship maintenance costs. And we can assure you that Jeff Gorski and team are highly focused on controlling the number of days in dry dock and the costs of repairs.

 Daniel Burke - Johnson Rice & Company - Analyst

 Okay. Quinn, that’s helpful.

Maybe a different one on -- the Americas fleet showed really nice progression, particularly on the top line from Q1 -- or excuse me, from the March to the June quarter. Can you maybe talk about some of the sub-markets there, Brazil versus GoM, as contributors, to that move? It looked like it was mostly utilization driven, if I remember.

 Jeff Gorski - Tidewater Inc. - EVP and COO

 Let me give a crack at it. This is Jeff Gorski.

Across the Americas, we continue to move some of our Jones Act equipment back to the Gulf of Mexico, as things have been improving since post-Macondo. And as Jeff mentioned in his comments, we’re seeing those opportunities termed up quite nicely. So we’re trying to prepare ourselves, if in fact there is a little bit of a drag of an over-build in terms of the rigs.

However, some other bright spots have been our operations in the Trinidad area, which isn’t specifically only to the geography of Trinidad itself, but also within Central America, in -- specifically in that geography. And then, as we move down into Brazil, some recent movements of some additional activity in Brazil. And then Mexico tends to be a strength for us. We’ve been in Mexico a very long time, and we’ve recently added a handful of PSVs from off of the African continent into that business.

 Daniel Burke - Johnson Rice & Company - Analyst

 Okay. Great. And then --

 Quinn Fanning - Tidewater Inc. - EVP & CFO

 I think the only other thing I would mention is that active utilization in the Americas region overall was actually pretty flat quarter over quarter. But it’s really a vessel count-driven issue, as we’ve repositioned equipment in the Americas. And Jeff and team have done a good job in pulling equipment out of the African operations and putting it at good rates in the US, Brazil and elsewhere.

 Daniel Burke - Johnson Rice & Company - Analyst

 Okay. And maybe just a last one.

Angola -- did you all take any incremental vessels out of the market during the June quarter? Are there any plans currently to do so?

 Jeff Platt - Tidewater Inc. - President & CEO

 We had movements in and out, but I think the overall was net, we were down several vessels. Maybe three or four.

 Daniel Burke - Johnson Rice & Company - Analyst

 Okay. Thank you, guys, for the time. Thanks very much.

 Quinn Fanning - Tidewater Inc. - EVP & CFO

 There’s a pretty comprehensive update on the Angolan operations in the filing, if you want to look at disclosures in our 10-Q.

 Daniel Burke - Johnson Rice & Company - Analyst

 Yes. I’ll check the Q. Thanks, guys.

Operator

 Thank you. Turner Holm, RS Platou.

 Turner Holm - RS Platou Markets - Analyst

 Yes. Hey, guys. Thanks for taking my call.

 Jeff Platt - Tidewater Inc. - President & CEO

 Hi, Turner.

 Turner Holm - RS Platou Markets - Analyst

 Hey, guys. Just curious what you’re seeing, in terms of a trend for leading edge day rates in sub-Sahara Africa? I believe you guys said that the revenue was down 6% year over year, but I guess that’s a function of fewer vessels. Just curious about the trend in day rates in that business?

 Jeff Platt - Tidewater Inc. - President & CEO

 Yes. You’re right. I think the decrease is more the vessel count then in change in the day rates.

I would say leading edge day rates, as we have said, sort of on the deep-water side, they are flattening out, leveling off. Still ticking up a little bit. But boy, the rate of growth in that that we had over the last couple of years, it’s certainly not at that level. So I would say level to slightly up on leading edge day rates. And that’s both for tow supply and deep-water, on the new equipment.

 Joe Bennett - Tidewater Inc. - EVP & Chief IR Officer

 And Turner, on the deep-water stuff, as we have explained in the past, most of those legacy contracts that were signed up two, three -- one, two, three years ago have rolled over. So it’s not unexpected that leading edge and our quoted day rates in that region, and other regions, for deepwater equipment is flat to maybe up modestly.

 Turner Holm - RS Platou Markets - Analyst

 Okay. Yes. That’s helpful. I’ll keep that in mind.

And I may have missed it but (multiple speakers). Yes. It was just a quick question. I may have missed this in your statement. But I was curious what was driving the tick-up in the non-affiliate receivables? And curious if you’d expect to see that reverse in the next few quarters?

 Quinn Fanning - Tidewater Inc. - EVP & CFO

 I wouldn’t say there’s anything that is systematic or structural that we’re concerned about. I think -- I’m going off memory, July collections were such that they may have been catching up from an inflated balance sheet as of June 30. There was also obviously a growing revenue base, as the business has grown, that is driving, to some extent, the receivables growth.

 Turner Holm - RS Platou Markets - Analyst

 Yes. Okay.

 Quinn Fanning - Tidewater Inc. - EVP & CFO

 In fact, Angola is not dramatically different on a month-to-month basis, from memory.

 Turner Holm - RS Platou Markets - Analyst

 Okay. All right. That’s helpful.

And just one quick last one for me. I thought you guys picked up a couple high-end Asian-built vessels for the North Sea with the Troms business.

I’m just curious if you see additional opportunity to add Asian-built boats in the North Sea, which of course is typically -- or historically been a market that has used European-built vessels. So just curious if that’s going to be your strategy going forward? And if you think doing that, you can generate sort of outsized returns in that market?

 Jeff Platt - Tidewater Inc. - President & CEO

 I think the key is to make sure that you don’t overpay for the equipment. Obviously North Sea-built equipment has -- comes with a pretty high CapEx. So the key is to find quality equipment in other yards where you don’t have the CapEx employed.

So to answer your question, yes. We absolutely want to find the right piece of equipment that will work in the North Sea and other places that minimize the capital invested.

I think ultimately, going forward, it’s going to be a blend of both. You’re going to have to have a portfolio of the high end, built in first world yards. And then secondly, you’re going to have to look for the best bang for your buck, and put your fleet together that way.

 Quinn Fanning - Tidewater Inc. - EVP & CFO

 And the yards are also key there. Those particular vessels you are referring to are Vard-built vessels, so with -- on Norwegian specs. And they are potentially sister ships of one of the vessels that Troms has. So it is essentially Norwegian equipment --

 Turner Holm - RS Platou Markets - Analyst

 Built with Asian labor prices. Yes. I got it. Okay. I appreciate it, guys. I’ll turn it back. Thank you.

 Jeff Platt - Tidewater Inc. - President & CEO

 Thank you.

 Operator

 Matthias Detjen, Morgan Stanley.

 Matthias Detjen - Morgan Stanley - Analyst

 Good morning gentlemen. Thank you very much for the update.

Quite a few of my questions have been asked, but I wanted to ask you how you’re looking at term coverage. So you talked about how some of the utilizations come up because you have contracted the vessels out. How are you looking at the term coverage going forward? And can you maybe say if there is a difference between different regions, how you are looking at that?

 Jeff Platt - Tidewater Inc. - President & CEO

 We won’t go down region by region. We just don’t do that. But I’ll let Jeff Gorski answer that. He can talk about our term coverage. We do monitor that and track that. So Jeff, why don’t you take a shot?

 Jeff Gorski - Tidewater Inc. - EVP and COO

 Yes. Thanks, Jeff. This is Jeff Gorski speaking.

Actually, we haven’t given any color in terms of contract coverage over the last quarter or two. But it aligns very nicely in terms of our current utilization. So looking a year out, we typically see a contracted coverage just around the 50% or low 50%s. And we continue to see that.

What’s of interest, though, is in the six-month period looking at contract coverage, that’s more closer to the mid-60%s. So we are seeing that decent coverage, which aligns very well to what you’re seeing within vessel utilization.

 Matthias Detjen - Morgan Stanley - Analyst

 Okay. That was it for me. Thank you very much.

 Jeff Gorski - Tidewater Inc. - EVP and COO

 Thank you.

Operator

 At this time, we have no additional questions.

Joe Bennett - Tidewater Inc. - EVP & Chief IR Officer

 Bakebba, thank you very much for hosting the call today. We appreciate everyone’s interest in our company. And look forward to keeping in touch with everyone over the next quarter, and talk to you formally in about three months. Take care.

Operator

 Thank you, ladies and gentlemen. This concludes today’s conference. Thank you for participating. You may now disconnect.

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